Exhibit 10.1

November 27, 2019

Cory Sindelar
[Redacted]
[Redacted]

Re:    Option Award Eligibility

Dear Cory:

The purpose of this letter is to confirm our recent discussions regarding your eligibility to receive additional equity compensation from Calix, Inc. (the “Company”).

As an incentive for you to continue your employment with the Company and based on other considerations, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has granted you an option under the Company’s 2019 Equity Incentive Award Plan (the “Plan”) to purchase 200,000 shares of the Company’s Common Stock. Subject to your continued employment with the Company, on each of the first four anniversaries of the date of this letter, you will automatically be granted an additional option under the Plan (or any successor thereto). In 2020, such option shall cover 150,000 shares of the Company’s Common Stock, and in each of 2021, 2022 and 2023, such option shall cover 100,000 shares of the Company’s Common Stock. Each option will have an exercise price per share equal to the closing trading price of a share of Company Common Stock on the date of grant (or the immediately preceding trading day if the Company’s Common Stock is not traded on the date of grant) and will vest and become exercisable over four years, with 25% of each option vesting on the first anniversary of the grant date of such option, and the remainder of the option vesting in equal quarterly installments over three years (i.e., 6.25% of the shares per quarter). Notwithstanding the foregoing, no shares issued upon exercise of an option may be transferred in any manner prior to the second anniversary of the date such shares vested, except for transfers effected by will or by the laws of descent or distribution. Each option will otherwise be subject to the Plan and the Company’s standard option agreement.

Nothing in this letter confers upon you any right to continued employment or other service with the Company or interferes in any way with the at-will nature of your employment. This letter is intended to supplement the offer of employment from the Company to you dated September 28, 2017 (the “Offer Letter”). This letter, together with the Offer Letter, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and replaces and supersedes any other agreements, arrangements, understandings or promises made to you by anyone, whether oral or written, regarding the subject matter hereof. In the event of any conflict between the terms of this letter and the Offer Letter, the terms of this letter shall prevail.

Please indicate your acknowledgement and acceptance of the terms of this letter by signing in the space indicated below and returning a signed copy of this letter to me at your earliest convenience.

Sincerely,
Calix, Inc.

/s/ Carl Russo
By: Carl Russo
Title: President and Chief Executive Officer

Accepted, Acknowledged and Agreed:

/s/ Cory Sindelar
Cory Sindelar

Date: 11/28/2019